UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2016

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-35385	80-0091851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Rella Boulevard, Montebello, New York	10901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement for Michael E. Finn, Executive Vice President and Chief Risk Officer

On November 10, 2016, Sterling Bancorp, a Delaware corporation (the “Company”), Sterling National Bank, a national banking association organized and existing under the laws of the United States of America (the “Bank” and, together with the Company, “Sterling”) and Michael E. Finn, Sterling’s Executive Vice President and Chief Risk Officer (the “Executive”), executed an employment agreement (the “Employment Agreement”) to replace that certain retention letter agreement, dated as of December 22, 2014, by and among the Executive, the Company and the Bank.

The Employment Agreement, which is effective July 1, 2017, provides for a term ending on December 31, 2018 (unless in the event of a “change in control” (as defined in such Employment Agreement), in such case the Employment Agreement will be terminated upon the second anniversary date of the change in control, if later). The Employment Agreement provides for an annual base salary of three hundred fifty thousand dollars ($350,000), which will be reviewed at least annually for upward adjustment (the Executive’s base salary shall not be reduced without his consent). The Employment Agreement also provides for a target annual bonus as determined by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). In addition to an annual salary and bonus, the Employment Agreement provides that the Executive is entitled to participate in any equity and/or long-term compensation programs established by the Company for senior executive officers and all of the Company’s retirement, group life, health and disability insurance plans and any other employee benefit plans.

In the event that the Company terminates the Executive for “cause” (as defined in the Employment Agreement), the Executive resigns from employment without “good reason” (as defined in the Employment Agreement), the Executive resigns with “good reason,” or his employment ends due to his death or disability, then the Company shall only owe him for any accrued obligations. Termination of employment will not be deemed to be for “cause” unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and he is given an opportunity, together with his counsel, to be heard before the Board).

If the Company terminates the Executive’s employment without “cause,” then the Executive will, subject to his execution, delivery, and non-revocation of a release of claims, be entitled to (i) a lump sum cash payment in an amount equal to one (1) year of his base salary (in the amount in effect immediately prior to termination of employment) and the amount of his target bonus for the fiscal year of termination, and (ii) eighteen (18) consecutive monthly cash payments (commencing with the first month following the Executive’s termination of employment, and continuing until the eighteenth month following the Executive’s termination of employment), each equal to the monthly COBRA premium in effect as of the date of the Executive’s termination of employment for the level of coverage in effect for the Executive under the Company’s group health plan (the “COBRA Payments”).

If the Company terminates the Executive without “cause” or he resigns for “good reason” on or within twenty-four (24) months following a “change in control,” then he will, subject to his execution, delivery, and non-revocation of a release of claims, be entitled to (i) a lump sum cash payment in an amount equal to two (2) times the sum of his annual base salary in effect immediately prior to his termination of employment and the amount of his target bonus for the fiscal year of termination, and (ii) the COBRA Payments.

Under the Employment Agreement, payments and benefits payable in connection with a “change in control” of the Company will be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code, but only if such reduction would result in the Executive receiving greater compensation and benefits on an after-tax basis.

The Employment Agreement also provides that, while employed and for a period of twelve (12) months following the termination of the Executive, other than a resignation by the Executive for good reason prior to a change of control, the Executive will be restricted from competing with the Company and its affiliates and, while employed and for a period of eighteen (18) months following the termination of his employment for any reason, he will be restricted from soliciting the Company’s and its affiliates’ respective customers or employees.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement by and among the Company, the Bank and Michael E. Finn, dated November 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Bancorp

Date: November 14, 2016	By:	/s/ Jack L. Kopnisky
Name: Jack L. Kopnisky
Title: President and Chief Executive Officer